Exhibit 10.14

CONSULTING AGREEMENT

AGREEMENT made this 10th day of March, 2015, by and between Zero Gravity Solutions, Inc., a Nevada corporation (hereinafter called "Company") and Williams Investment Company, a Utah corporation (“WIC”) and H. Deworth Williams, a Utah resident and a director of Company (“Deworth”, together with WIC, the "Consultant"). Company and Consultant are each referred to as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Company desires to engage Consultant and Consultant desires to accept such engagement, all on the terms and conditions hereinafter set forth; and

WHEREAS, Deworth is a member of the Board of Directors of the Company and has fiduciary obligations outside the scope of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

1. Engagement.

(a)    The Engagement. Company hereby engages Consultant and Consultant hereby accepts such engagement as an independent contractor to perform the duties set forth in this Agreement. The Engagement hereunder shall be on a non-exclusive basis.

(b)    Duties of Consultant. During Consultant's engagement by Company pursuant to this Agreement, Consultant shall render such advice and recommendations to Company as Company may reasonably request with respect to investor relations, public relations and general corporate and business development advisory. Such duties shall exclude those referenced or contemplated in paragraph 5 below.

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2. Extent of Duties. Consultant shall devote such of Consultant's business time, attention and efforts as are reasonably necessary to the performance of Consultant's duties under this Agreement, and shall perform such duties faithfully and diligently and shall not engage in same or similar activities for himself or any other person, firm or entity while engaged by Company.

3. Compensation. Company shall pay to Consultant as full compensation for the duties performed by Consultant during Consultant's engagement under this Agreement, as follows: (a) a payment of $50,000 payable on the date of this Agreement; (b) a payment of $75,000 3 months later or no later than June 6, 2015; and (c) a payment of $75,000 5 months later or no later than August 6, 2015. In addition, Company owes Consultant an additional $9,000 that Consultant has advanced Company (the “Advance”). On the date of this Agreement, Company shall, in addition to the $50,000 payable on such date, pay Consultant the Advance, a figure that includes accrued interest, thereby extinguishing all advances made to date by Consultant.

4. Term of Engagement. The term of Consultant's engagement hereunder shall commence on the date hereof and shall continue for a period of six (6) months, unless and until terminated by either party giving written notice to the other not less than thirty (30) days prior to the end of the then current term. Notwithstanding any termination pursuant to this Section 4, the Consultant shall have nonetheless earned in full and shall be entitled to receive all of the Compensation provided in Section 3 above.

5. Consultant Not to Perform Broker-Dealer or Investment Advisor Functions. The Parties acknowledge that Consultant is NOT a state or federally registered or licensed securities broker-dealer or agent of a registered or licensed securities broker-dealer, nor is it or anyone associated with it a licensed or registered securities broker-dealer or investment advisor or affiliated with one in any way. Not having such registrations, licenses or qualifications, the Company and Consultant agree and acknowledge that Consultant will not perform, or be expected or obligated to perform, any broker-dealer or investment advisor functions or services pursuant to Consultant’s obligations hereunder. This includes but is not limited to participating in any type of money raising activities, either directly or indirectly. For example, whatever due diligence that must be undertaken by the Company in order to partake of or engage in a financing transaction of some kind over the term of this Agreement, such will NOT involve or be the responsibility of Consultant. In addition, all compensation received or to be received by Consultant hereunder shall under no circumstances be construed as a “brokerage commission.”

6. Competition and Confidential Information.

(a)    Non-Competition. During the period of Consultant's engagement by Company and the period ending twelve (12) months after the termination of Consultant's engagement by Company, regardless of the reason therefor, Consultant shall not (whether directly or indirectly, as owner, principal, agent, stockholder, director, officer, manager, employee, partner, participant, or in any other capacity) perform any duties for or engage or become financially interested in any competitive business. As used herein, “competitive business” shall mean any business which sells or provides or attempts to sell or provide products or services the same as or substantially similar to the products or services sold or provided by Company.

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(b)    Confidential Information. Consultant shall maintain in strict secrecy all confidential or trade secret information, whether patentable or not, relating to the business of Company (the "Confidential Information") obtained by Consultant in the course of Consultant's engagement hereunder, and Consultant shall not, unless first authorized in writing by Company, disclose to, or use for Consultant's benefit or for the benefit of any person, firm or entity at any time either during or subsequent to the term of Consultant's engagement hereunder, any Confidential Information, except as required in the performance of Consultant's duties on behalf of Company pursuant to this Agreement. Consultant and the Company hereby acknowledge and agree that Deworth, by virtue of his position as a member of the Board of Directors of the Company, will receive and/or have access to, in the ordinary course of the Company’s business, certain Confidential Information and any such Confidential Information obtained by Deworth in this capacity shall be deemed outside the scope of this Section 6 and the terms and conditions of this Agreement. For purposes hereof, “Confidential Information,” as used herein, shall include without limitation any engineering, drawings or other reproductions or materials of any kind; any trade secrets, knowledge or information with respect to processes, inventions, formulae, machinery, manufacturing techniques or know-how; any business methods or forms; any names or addresses of customers or data on customers or suppliers; and any business policies or other information relating to or dealing with the purchasing, production, sales or distribution policies or practices of Company. Any material deemed “Confidential Information” shall be provided to the Consultant with that express designation or stamp so that Consultant knows exactly what material meets that definition.

(c)    Return of Books and Papers. Upon the termination of Consultant's engagement with Company for any reason and upon request of Company and assuming he has received “Confidential Information” from Company so marked and designated as set forth in the preceding subsection, Consultant shall promptly return to Company all materials which have been so designated by the Company as such and previously furnished Consultant as “Confidential Information” relating to the business of Company, which Consultant may then have in his possession .

(d)    Disclosure of Information. Consultant shall disclose promptly to Company, or its nominee, any and all ideas, designs, processes and improvements of any kind relating to the business of Company, whether patentable or not, conceived or made by Consultant, either alone or jointly with others, during working hours or otherwise, during the entire period of Consultant's engagement with Company.

(e)    Equitable Relief. In the event a violation of the Confidential Information provisions contained in this paragraph is established, Company shall be entitled to preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which right shall be cumulative and in addition to any other rights or remedies to which Company may be entitled. In the event of a violation of any provision of subparagraph (a) or (d) of this paragraph, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.

(f)    Restrictions Separable. Each and every restriction set forth in this paragraph is independent and severable from the others, and no restriction shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.

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7. Release. Upon payment of the Compensation as provided herein, WIC and Deworth each release and discharge the Company, the Company’s employees, officers, directors, shareholders, principals, attorneys, legal representatives, successors and assigns (“Company Releasees”) from all liabilities, undertakings, actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law, admiralty or equity, against the Company Releasees arising out of the transactions covered by this Agreement. Further, upon payment of the Compensation as provided herein, WIC and Deworth each permanently waive any and all rights to pursue any such claims against the Company Releasees.

8. Miscellaneous.

(a) Independent Contractor. Consultant is an independent contractor. Nothing in this Agreement shall be construed to: (i) create a joint venture, partnership, exclusive arrangement, or other shared enterprise between the Parties, (ii) authorize either Party to act as an agent for or otherwise on behalf of the other Party, or (iii) confer any rights or employment on either Party. Consultant shall not have the right or authority to make any promise, guarantee, warranty, or representation, or to assume, create, or incur any liability or other obligation of any kind, express or implied, against or in the name of, or on behalf of, the Company without prior written consent and approval. Nothing in this Agreement shall be construed to obligate the Parties to enter into any further agreement between them or to require or authorize Consultant to act on behalf of the Company in any capacity other than as specifically defined in this Agreement.

(b) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or when deposited in the United States mails, first class postage prepaid, addressed as set forth below:

(i)         If to Company:

Zero Gravity Solutions, Inc.

190 NW Spanish River Blvd., Suite 101

Boca Raton, FL 33431

Attention: Harvey Kaye

with a copy, given in the manner prescribed above, to:

Thompson Hine LLP

335 Madison Avenue

New York, NY 10017

Attention: Peter J. Gennuso, Esq.

(ii)       If to Consultant:

Williams Investment Company

2681 East Parleys Way, Suite 204

Salt Lake City, UT 84109

with a copy, given in the manner prescribed above, to:

J. Michael Coombs, Esq.

MABEY & COOMBS, L.C.

Highland Park Plaza

3098 South Highland Drive, Suite 323

Salt Lake City, Utah 84106-6001

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Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

(c) Controlling Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada, without reference to such State’s conflicts of laws principles. Any legal suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted exclusively in a court of competent jurisdiction located in Salt Lake County, Utah. The parties hereto hereby: (i) waive any objection which they may now have or hereafter have to the venue of any such suit, action or proceeding, and (ii) irrevocably consent to the courts of competent jurisdiction in the Salt Lake County, Utah in any such suit, action or proceeding. The parties further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in a court of competent jurisdiction in the Salt Lake County, Utah and agree that service of process upon a party mailed by certified mail to such party’s address shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding.

(d) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns except that no party may assign or transfer such party's rights or obligations under this Agreement without the prior written consent of the other party.

(e) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

(f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(g)    Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

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(h)    Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(i)    Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

(j)    Costs of Collection. The Company agrees to pay all costs of collection, including, without limitation, attorneys' fees, in the event any payment is not paid when due pursuant to this Agreement..

(j) Due Authority. Each of the Company and WIC below represents and warrants that its designated officer specified below has the power and authority to sign this Agreement and bind the entity accordingly. Further, Deworth represents and warrants that he has the power and authority to sign this Agreement and be bound by its terms and conditions.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

ZERO GRAVITY SOLUTIONS, INC.

By: /s/ Glenn Stinebaugh
Name:
Title:

CONSULTANT:
WILLIAMS INVESTMENT COMPANY

By: /s/ Deworth Williams
Name:	Deworth Williams

/s/ Deworth Williams

H. DEWORTH WILLIAMS

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